Exhibit 10.50
Outside Director Compensation
Program effective August 1, 2007
Annual Board retainer of $60,000
Lead director retainer of $30,000
Committee chair retainer:
—	Audit Committee — $20,000

—	Compensation Committee — $20,000

—	Nominating & Corporate Governance Committee — $15,000

—	Neutrality Committee — $10,000
Committee member retainer:
—	Audit Committee — $10,000

—	Compensation Committee — $7,500

—	Nominating & Corporate Governance Committee — $7,500

—	Neutrality Committee — $5,000
All amounts will be paid to directors in arrears quarterly
Annual restricted stock unit grant:
—	Number of RSUs equal to $150,000 divided by the closing price of NeuStar stock on the date of grant

—	Granted to all non-employee directors

—	RSUs fully vest on the anniversary of the date of grant

—	RSUs automatically deferred into deferred stock units upon vesting and delivered in actual shares of NeuStar stock 6 months after the date of termination of Board service